EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Public Relations Contact:
John W. Hudson	Rhonda Amo
(781) 398-5561	(651) 765-3065
jhudson@ptc.com	ramo@ptc.com

PTC Announces Management Promotion

Board of Directors Promotes C. Richard Harrison to President & CEO;
Walske Continues as Chairman & Chief Business Strategist

WALTHAM, Mass., March 1, 2000 -- In a move designed to accelerate the company's recent Internet-based collaborative product commerce (CPC) initiatives, PTC (NASDAQ: PMTC) today announced that C. Richard Harrison has been named president and CEO. Steven C. Walske will remain as PTC's chairman and assume the newly created position of chief business strategist.

"Over the last 18 months, Dick and I have led PTC in a dramatic transformation of our company from a one-product, MCAD-only (mechanical computer-aided design) business to a multi-product company that is strategically positioned for Internet-based collaborative product commerce," said Walske. "This is a period of unprecedented opportunity for PTC to become the central player in B2B collaboration. To do so will require a stepped-up pace of new market initiatives and strategic partnerships, and I will be focusing full time on these growth issues. "

He added, "It gives me great pleasure to announce that Dick Harrison is being promoted to CEO. Dick has been critical to the transformation of the company during this period and he has effectively assumed many of the day-to-day responsibilities of CEO. This announcement of this long overdue and richly deserved promotion merely formalizes what has already been transitioned internally."

Walske concluded, "For me, this is the best of both worlds -- I can dedicate my time more fully to leveraging and extending the company's strategic business opportunities, while also collaborating with the core team helping Dick run the company. "

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PTC Announces Management Promotion -- Page 2

Harrison, who in addition to his operating responsibilities is a member of the company's Board of Directors, has been with PTC since 1987. He has been serving as president and chief operating officer since August 1994.

"I am extremely excited about formally taking on these new responsibilities to our customers, employees and shareholders," said Harrison. "I am honored and challenged to continue to lead PTC with Steve as we complete the transformation of our company. "

About PTC

PTC (Parametric Technology Corporation), founded in 1985 and headquartered in Waltham, Mass. USA, develops, markets, and supports collaborative product commerce (CPC) solutions that help manufacturing companies shape innovation and achieve sustainable competitive advantage in the Internet age. These software solutions employ powerful Web-based collaboration and flexible engineering technologies to streamline product development and delivery processes. PTC's software solutions are complemented by the strength and experience of its global services organization, which provides training, consulting, support, and e-commerce services to customers worldwide. With PTC's CPC solutions, manufacturers can take advantage of the Internet to improve product quality, reduce costs, and shorten time-to-market cycles. In its fiscal year ended September 30, 1999, the company achieved more than $1 billion in revenue. PTC can be reached at 781-398-5000, or via the Web at http://www.ptc.com.

Parametric Technology Corporation is a registered trademark and all names in the PTC product family as well as the PTC logo are trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

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